Exhibit 5.1
SUZANNE SAWOCHKA HOOPER
(650) 843-5180
hooperss@cooley.com
October 15, 2007
Cardica, Inc.
900 Saginaw Drive
Redwood City, CA 94063
Ladies and Gentlemen:
We have acted as counsel to Cardica, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s common stock, $0.001 par value per share (“Common Stock”). The Company has provided us with a prospectus (the “Prospectus”) that forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration and sale of:
•	an aggregate of $40,000,000 of shares of Common Stock for offer and sale by the Company (“Company Shares”); and

•	2,579,795 shares of Common Stock for offer and sale by a selling stockholder (“Stockholder Shares,” and together with the Company Shares, the “Shares”);
The Shares are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.
In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale of the Company Shares, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of the Company Shares is in an amount that is not less than the par value of the Common Stock, and that prior to any offering and sale of the Company Shares, the Company’s board of directors, including any appropriate committee appointed thereby, will duly authorize the price at which the Company Shares are to be issued and sold.
Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the

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date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Company Shares, when (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) an appropriate Prospectus Supplement with respect to the Company Shares has been prepared, delivered and filed in compliance with the Securities Act and the General Rules and Regulations promulgated under the Securities Act; (iii) if the Company Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Company’s board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Company Shares and related matters; (v) the issuance and sale of the Company Shares do not violate any applicable law, are in conformity with the Company’s then operative Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the certificates for the Company Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Company Shares when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement will be duly authorized, validly issued, fully paid and nonassessable.
In addition, on the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Stockholder Shares have been validly issued and are fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus that forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

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Sincerely,
Cooley Godward Kronish llp

By:	/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper